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                                                                 EXHIBIT 1(a)(2)

                        AMENDMENT DATED AUGUST 26, 1998
                    TO THE AGREEMENT AND DECLARATION OF TRUST
                                       OF
                   AMERICAN GENERAL SERIES PORTFOLIO COMPANY 2
                              DATED MARCH 16, 1998



This Amendment dated August 26, 1998 to the Agreement and Declaration of Trust of American General Series Portfolio Company 2 (the "Trust") dated March 16, 1998, is made in accordance with Section 9.5 thereof to restate paragraph (b) of
Section 4.1 to read as follows:

         (b) Number. The Trustees serving as such, whether named above or hereafter becoming Trustees, may increase (to not more than twelve (12)) or decrease the number of Trustees to a number other than the number theretofore determined by a written instrument signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees). No decrease in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term, but the number of Trustees may be decreased in conjunction with the removal of a Trustee pursuant to Section (e) of this Section 4.1.


                   WITNESS the signature of the undersigned this 26th day of August, 1998.


/s/ NORI L. GABERT
-------------------------------
Nori L. Gabert,
Vice President and Assistant Secretary